Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results for the Fiscal Year Ended March 31, 2017 and
Provides Conference Call Information

Conference Call Scheduled for Thursday, June 15 at 2:00 PM EDT

Northvale, NJ – June 14, 2017: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP), a specialty pharmaceutical company developing abuse-deterrent opioids and niche generic products, announced results for the fiscal year ended March 31, 2017 (“Fiscal 2017”).

Consolidated revenues for Fiscal 2017 were $9.6 million, a decrease of approximately 23% as compared to revenues for the prior year. The prior year’s revenues including a non-recurring $2.5 million milestone related to the development of SequestOx™ offset strong growth in Elite’s generic sales. A decrease in methadone contract manufacturing also contributed to a decrease in revenues. Product development activities continued to accelerate during Fiscal 2017, which resulted in the achievement of several significant milestones. These milestones included filing ANDA applications for generic versions of Percocet and Norco, receiving positive topline results for the first product Elite is jointly developing with SunGen Pharma, and acquiring an ANDA for generic Trimipramine, which will be marketed by Dr. Reddy’s Laboratories.

“It was a good year for Elite. We now have three filed ANDAs under active review by the FDA and have recently purchased an already approved ANDA,” commented Nasrat Hakim, Elite’s President and CEO. “We look forward to approvals, product launches and the growth which they will generate. We are excited about the next fiscal year as Elite continues to fill its pipeline with additional ANDA filings and approvals.”

Conference Call Information

Elite's management will host a conference call to discuss the year end 2017 financial results and provide an update on recent business developments. Stockholder questions should be summited to the company in advance of the call.

Date:	Thursday, June 15, 2017
Time:	2:00 PM EDT
Dial-in numbers:	1-800-346-7359 (domestic)
1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com by 9:00 AM EDT on Thursday, June 15, 2017
Audio Replay:	http://ir.elitepharma.com/events_presentations

The financial statements can be viewed for Elite’s Fiscal Year-end Report on Form 10-K here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which is developing a pipeline of proprietary pharmacological abuse deterrent opioid products as well as niche generic products. Elite specializes in oral sustained and controlled release drug products which have high barriers to entry. Elite owns generic and OTC products which have been licensed to TAGI Pharma, Epic Pharma, Dr. Reddy’s Laboratories and Valeant Pharmaceuticals International. Elite currently has nine commercial products being sold, four products under review pending approval by the FDA, additional approved products pending manufacturing site transfer and the NDA for SequestOx™, for which it received the CRL from the FDA. Elite’s lead pipeline products include abuse-deterrent opioids which utilize the Company’s patented proprietary technology and a once-daily opioid. These products include sustained release oral formulations of opioids for the treatment of chronic pain. These formulations are intended to address two major limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential opioid abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.). Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. Learn more at www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, Elite’s ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, the uncertainties in pharmaceutical research and development, decisions by regulatory authorities regarding whether and when to approve drug applications as well as decisions regarding labeling and other matters that could affect the availability or commercial potential of Elite’s products, competitive developments, the ability to successfully market both new and existing products, challenges to the validity and enforcement of Elite’s patents, trends toward managed care and health care cost containment, governmental laws and regulations affecting healthcare, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of SequestOx™ by the FDA, the steps Elite may take as a result of the CRL, and the actions the FDA require of Elite in order to obtain approval of the NDA. These forward-looking statements are not guarantees of future action or performance. These risks and other factors, including, without limitation, Elite’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com